UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     May 19, 2005

Blue Wireless & Data, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26235	54-1921580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3001 Knox Street, Suite 401, Dallas, Texas		75205
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 214 744 0353

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) (1) Blue Wireless & Data, Inc. (the “Company”) is filing this Current Report on Form 8-K to announce changes to its management team.  Effective May 16, 2005, Mr. John D. Diebold resigned as Director of the Company.  Effective May 31, 2005, Mr. Bill Slay resigned as Director of the Company.

(c) (2) Current Officers and Directors of the Company

Name	Age	Position	Dates Served
Dennis G. McLaughlin, III	39	Director	July 5, 2004 to date.
Christopher Chambers	40	Director, Chief Executive Officer, Secretary	July 12, 2004 to date.
John Mills	47	Director, Chief Technology Officer	July 21, 2004 to date.

Below is information on the Company’s current Directors.

Mr. McLaughlin is CEO and Chairman of Apollo Resources International, Inc. (a publicly traded company, formerly Powerball International) and has served as such since October of 2004.  He also has served as CEO and Chairman of Blue Wireless and Data, Inc. (a publicly traded company) since June of 2004.  Prior to these positions, he served as CEO and Co-Chairman of Ocean Resources, Inc. (a publicly traded company) from September, 2003 to January of 2005.  Mr. McLaughlin founded MAC Partners, LP in January 2002.  Prior to that he founded Aurion Technologies, LLC in 1998 and served as CEO and was a Director through 2001.  He founded Aurora Natural Gas, LLC in 1993 and served as CEO through 2001.  Prior to starting his own companies, he worked as a Manager of Marketing & Transportation for Highland Energy from 1991 to 1993, and before this worked as a gas marketing representative for Clinton Natural Gas from 1990 to 1991.  Mr. McLaughlin received a Bachelor of Economics degree from the University of Oklahoma in 1992.

Mr. Christopher (Kit) Chambers is Vice President and Secretary of Apollo Resources International, Inc., (a publicly traded company).  He has served as Corporate Secretary and on the Board of Directors for Blue Wireless & Data, Inc. since July of 2004.  He served as Chief Operating Officer and Corporate Secretary for Ocean Resources, Inc. (a publicly traded company) from October 2003 to January 2005.  Prior to these activities he co-founded MAC Partners, LP, a technology merchant bank, in January 2002.  From January 1999 to December 2001 he was employed by Aurion Technologies, LLC as Vice President of Operations, then Vice President of Sales Engineering.  From March 1994 to December 1998 Mr. Chambers was Vice President of Software Development for Aurora Natural Gas, LP.  From January 1998 to February 2004 he worked as an independent consultant in the film/video industry in Dallas, TX.  Mr. Chambers received a B.A. from the University of Oklahoma in 1989.

Mr. John W. Mills, III has over 24 years of experience in the telecommunications and data communication fields. Prior to joining the Company Mr. Mills managed and operated Outback Telecom LLC, which has since been acquired by the Company as part of the Blue Ocean Wireless, Inc. acquisition in June 2004. Prior to forming Outback Telecom LLC, Mr. Mills was the Chief Technical Officer at

Velocitel, Inc. where he was responsible for all aspects of engineering, R&D and IT groups. Mr. Mills was also the Vice President and co-founder of airBrand Communications where he was responsible for the technology section, network design and deployment of a nationwide unlicensed broadband network. He successfully set up local operations for the corporate offices in Dallas, Texas, authored the technology and network sections of the business plan, and built the initial system. Mr. Mills successfully engaged Cisco as a prime vendor for airBrand. Prior to airBrand, Mr. Mills was regional Vice President for the Central Region of NextWave. Mr. Mills’ responsibilities included engineering, real estate, construction and project management and site acquisition. In addition, Mr. Mills participated in the negotiation of contracts for the build-out of NextWave’s Central Region. Mr. Mills has extensive experience in the areas of design, development, deployment and management of CMDA and GSM systems. Before NextWave, Mr. Mills was Product Manager at Motorola between 1992 and 1995. In this role, he was responsible for product definition and the introduction of CMDA products and High density analog products. Prior to Motorola, Mr. Mills was Manager of Network Projects at Pacific Telesis (PacTel) where he was responsible for developing strategic relationships with QUALCOMM and leading cellular infrastructure and handset manufacturers. Mr. Mills developed engineering guidelines for CDMA networks and contributed to the design and definition of the CMDA IS-95A specification. Mr. Mills received a B.S. degree in Business Administration and an M.B.A. in Operations Management from California Coast University. Mr. Mills is also a Marine Corps Captain, having risen from the rank of Private.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Blue Wireless & Data, Inc.
(Registrant)

Date:	June 3, 2005	By:	/s/ Kit Chambers
Kit Chambers,
Chief Executive Officer